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As filed with the Securities and Exchange Commission on July 18, 2008

No. 333-142383

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GT Solar International, Inc.
(Exact name of registrant as specified in our charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	03-0606749 (I.R.S. Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
Telephone: (603) 883-5200
Telecopy: (603) 595-6993
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edwin L. Lewis
General Counsel
243 Daniel Webster Highway
Merrimack, New Hampshire 03054
Telephone: (603) 883-5200
Telecopy: (603) 595-6993
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Eva H. Davis Kirkland & Ellis LLP 777 South Figueroa Street Los Angeles, California 90017 Telephone: (213) 680-8400 Telecopy: (213) 680-8500	Dennis M. Myers, P.C. Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000 Telecopy: (312) 861-2200	Alan F. Denenberg Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 Telephone: (650) 752-2000 Telecopy: (650) 752-2111

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

          If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, par value $0.01 per share	34,845,000	$17.50	$609,787,500	$22,245(3)

(1)
Includes 4,545,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 5 to the Registrant's Registration Statement on Form S-1 (Commission File No. 333-142383) is being filed for the purposes of filing Exhibits 1.1, 3.4, 4.1, 10.17, 10.41, 10.42 and 10.43 thereto and providing additional information in Part II of this Form S-1, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following is a statement of estimated expenses, to be paid solely by the Registrant, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$22,245
FINRA filing fee	61,479
Nasdaq Global Market filing fee	150,000
Blue sky fees and expenses (including attorneys' fees and expenses)	25,000
Printing expenses	600,000
Accounting fees and expenses	1,700,000
Transfer agents fees and expenses	4,000
Legal fees and expenses	1,400,000
Miscellaneous expenses	7,276

Total	$3,970,000

Item 14.    Indemnification of Directors and Officers.

        The Registrant is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "DGCL"), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        The Registrant's certificate of incorporation will provide that to the fullest extent permitted by the DGCL, none of the Registrant's directors shall be liable to it or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Registrant's certificate of incorporation will provide for indemnification of any person who was or is made, or threatened to be made, a party to or is involved in any action, suit or other proceeding, whether, civil, criminal, administrative or investigative, because of his or her status as a director or officer of the Registrant, or service at the request of the Registrant as a director or officer of another corporation, as a partner or officer of a partnership, as a member or officer of a limited liability company, as a principal or officer of a joint venture, as a trustee or officer of a trust or in any comparable capacity in any other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized under the DGCL against all expenses, liabilities and losses actually and reasonably incurred or suffered by such person in connection therewith. Further, all of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        During the last three years, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities. The historical share data set forth in this section has not been adjusted to reflect the stock split that is expected to be effected prior to the completion of this offering.

        During the last three years, the Registrant (or its predecessor) has issued the following securities without registration under the Securities Act of 1933:

        (1)   The Registrant was incorporated under the laws of the State of Delaware on September 27, 2006, and in connection therewith issued 100 shares of common stock to GT Solar Incorporated for an aggregate consideration of $100.00. This issuance was made without registration under the Securities Act in reliance upon Section 4(2) thereof.

        (2)   On September 28, 2006, the Registrant entered into the Agreement and Plan of Merger with Solar Incorporated (the "Operating Company") and GT Solar Merger Corp., a newly formed wholly owned subsidiary of the Registrant, pursuant to which GT Solar Merger Corp. was merged with and into the Operating Company, with the Operating Company continuing as the surviving corporation in the merger (the "Reorganization Merger"). In the Reorganization Merger, each outstanding share of common stock of the Operating Company was converted into one share of common stock of the Registrant, and each outstanding option to acquire a share of common stock of the Operating Company was converted into an option to acquire one share of common stock of the Registrant. As a result of the Reorganization Merger, the Registrant issued 8,370,000 shares of common stock. Immediately following, and as a result of, the Reorganization Merger, the Operating Company became a wholly owned direct subsidiary of the Registrant, and the Registrant became a wholly-owned direct subsidiary of GT Solar Holdings, LLC. This issuance was made without registration under the Securities Act in that the Reorganization Merger did not involve a "sale" of securities for purposes of Section 2(3) of the Securities Act. To the extent that the Reorganization Merger was deemed to involve a "sale," such sale was not subject to the registration requirements of the Securities Act under Section 4(2) thereof.

        (3)   In July 2006, the Operating Company granted options to purchase 195,840 shares of its common stock to certain executives, employees, directors and consultants. These option grants were made in the ordinary course of business and did not involve any cash payment from the optionees. The grant of options did not involve a "sale" of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act. Following the

Reorganization Merger, these options were converted into options exercisable for shares of the Registrant's common stock in accordance with the terms of such options.

        (4)   In December 2007 and January 2008, the Registrant granted options to purchase 187,331 shares of its common stock to certain executives, employees, directors and consultants and 5,000 shares of restricted stock to one executive. The option grants were made in the ordinary course of business and did not involve any cash payment from the optionees. The grant of options did not involve a "sale" of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act. The cash paid for the restricted stock was equal to their par value of $0.01 per share. The issuance of restricted stock was made without registration under the Securities Act in reliance upon Rule 701 thereof.

        (5)   In June 2008, the Registrant granted restricted stock units representing 9,288 shares of its common stock to certain employees and directors. The restricted stock unit grants were made in the ordinary course of business and did not involve any cash payment from the recipient thereof. The issuance of restricted stock units was made without registration under the Securities Act in reliance upon Rule 701 thereof.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibits.

        The attached Exhibit Index is incorporated by reference herein.

Financial Statement Schedules.

        All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    A.
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    B.
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    C.
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    D.
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Merrimack, State of New Hampshire, on July 18, 2008.

GT SOLAR INTERNATIONAL, INC.
By:	/s/ EDWIN L. LEWIS
Name:	Edwin L. Lewis
Title:	Secretary

        Pursuant to the requirements of the Securities Act, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on July 18, 2008.

Signature	Title

*	President and Chief Executive Officer and Director
Thomas M. Zarrella	(principal executive officer)
*	Chief Financial Officer (principal financial officer)
Robert W. Woodbury, Jr
*	Vice President, Finance and Corporate Controller
Richard E. Johnson	(principal accounting officer)
*	Director
Ernest L. Godshalk
*	Director
Richard K. Landers
*	Director
J. Bradford Forth
*	Director
J. Michal Conaway
*	Director
Fusen E. Chen
*
The undersigned by signing his name hereto, does sign and execute this Amendment No. 5 to Registration Statement on Form S-1 pursuant to the Power of Attorney executed by the above-named officers and directors of GT Solar International, Inc. and filed with the Securities and Exchange Commission.

/s/ EDWIN L. LEWIS Edwin L. Lewis Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated December 8, 2005, by and among GT Solar Incorporated (formerly known as GT Equipment Technologies, Inc.), GT Solar Holdings, LLC, Glow Merger Corporation, OCM/GFI Power Opportunities Fund II, L.P. and OCM/GFI Power Opportunities Fund II (Cayman), L.P., and the stockholders party thereto.**
2.2	Agreement and Plan of Merger, dated as of September 28, 2006, by and among, GT Solar Incorporated, GT Solar International, Inc. and GT Solar Merger Corp.**
3.1	Certificate of Incorporation of the Registrant.**
3.2	By-laws of the Registrant as adopted on September 28, 2006.**
3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant.**
3.4	Form of Amended and Restated By-laws of the Registrant.
4.1	Specimen Common Stock certificate.
4.2	Senior Secured Promissory Note, dated December 30, 2005, by and among Glow Merger Corporation, OCM/GFI Power Opportunities Fund II, L.P. and OCM/GFI Power Opportunities Fund II (Cayman), L.P.**
4.3
Senior Secured Exchangeable Promissory Note, dated April 1, 2006, by and among GT Solar Incorporated, OCM/GFI Power Opportunities Fund II, L.P., OCM/GFI Power Opportunities Fund II (Cayman), L.P., Kedar P. Gupta, Thomas M. Zarrella and each of the other Class A shareholders of GT Solar Holdings, LLC.**
4.4
Amended and Restated GT Solar International, Inc. Employee Stockholders Agreement, dated as of July 1, 2008, by and among GT Solar International, Inc., GT Solar Holdings, LLC and each individual who executes a counterpart to the agreement as well as any other person who acquires shares of GT Solar International, Inc.'s common stock pursuant to the Second Amended and Restated GT Solar International, Inc. 2006 Stock Option Plan.**
5.1	Opinion of Kirkland & Ellis LLP.*
10.1
Loan and Security Agreement, dated April 20, 2007, by and among GT Solar International, Inc., GT Solar Incorporated, GT Solar Holdings, LLC, GT Equipment Holdings, Inc., the financial institutions which are or which hereafter become a party hereto and Citizens Bank New Hampshire.**
10.2	Registration Rights Agreement, dated as of December 30, 2005, by and among the Registrant and the persons on the signature pages thereto.**
10.3	Employment Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Thomas M. Zarrella.**
10.4	Employment Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Howard T. Smith.**
10.5	Employment Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Daniel F. Lyman.**
10.6	Employment Agreement, dated as of April 12, 2006, and as amended on January 16, 2007, by and between GT Solar Incorporated and David W. Keck.**
10.7	Employment Agreement, dated as of June 1, 2006, by and between GT Solar Incorporated and Jeffrey J. Ford.**
10.8	Employment Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Dr. Kedar P. Gupta.**

10.9	Second Amended and Restated GT Solar International, Inc. 2006 Stock Option Plan, dated December 30, 2005, and amended July 7, 2006 and January 15, 2008.**
10.10	Confidentiality and Non-Competition Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Thomas M. Zarrella.**
10.11	Confidentiality and Non-Competition Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Howard T. Smith.**
10.12
Employee, Non-Competition, Non-Disclosure, Proprietary Information and Patent and Invention Assignment Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Daniel F. Lyman.**
10.13	Employee, Non-Competition, Non-Disclosure, Proprietary Information and Patent and Invention Assignment Agreement, dated as of April 17, 2006, by and between GT Solar Incorporated and David W. Keck.**
10.14	Employee, Non-Competition, Non-Disclosure, Proprietary Information and Patent and Invention Assignment Agreement, dated as of June 1, 2006, by and between GT Solar Incorporated and Jeffrey J. Ford.**
10.15	Confidentiality and Non-Competition Agreement, dated as of December 30, 2005, by and between GT Solar Incorporated and Dr. Kedar P. Gupta.**
10.16	Retirement Agreement, dated as of November 21, 2006, by and between GT Solar Incorporated and Dr. Kedar P. Gupta.**
10.17	Form of Director Confidentiality Agreement.
10.18	Engineering Agreement, dated as of March 14, 2006, by and between GT Solar Incorporated and Poly Engineering, S.r.l.+**
10.19	Amendment to Employment Agreement, dated January 16, 2007, by and between GT Solar Incorporated and David W. Keck.**
10.20	Separation Agreement, dated as of October 5, 2007, by and between GT Solar Incorporated and Howard T. Smith.**
10.21	Employment Agreement, dated as of January 2, 2008, by and between the Registrant and Robert W. Woodbury, Jr.**
10.22	Employment Agreement, dated as of November 7, 2007, by and between the Registrant and Edwin L. Lewis.**
10.23	Employment Agreement, dated as of August 6, 2007, by and between the Registrant and John (Rick) Tattersfield.**
10.24	GT Solar Incorporated Management Incentive Program for Fiscal Year 2008.**
10.25	Form of Stock Option Agreement under the GT Solar International, Inc. 2006 Stock Option Plan, as amended.**
10.26	Restricted Stock Agreement, dated as of March 17, 2008, by and between the Registrant and Robert W. Woodbury.**
10.27	Letter Agreement, dated March 5, 2008 by and between the Registrant and John (Rick) Tattersfield.**
10.28	Letter Agreement, dated August 8, 2006, by and between the Registrant and Ernest L. Godshalk.**
10.29	Letter Agreement, dated April 4, 2007, by and between the Registrant and Ernest L. Godshalk.**

10.30	Letter Agreement, dated May 9, 2008, by and between the Registrant and J. Michal Conaway.**
10.31	Letter Agreement, dated May 9, 2008 by and between the Registrant and Fusen E. Chen.**
10.32	Guaranty, dated as of April 1, 2006, by GT Solar Holdings, LLC and GT Equipment Holdings, Inc. of Senior Secured Exchangeable Promissory Note.**
10.33	GT Solar Holdings, LLC Limited Liability Company Agreement, dated as of December 30, 2005.**
10.34	Form of 2008 Equity Incentive Plan.**
10.35	Letter Agreement, dated April 17, 2007, by and between GT Solar Incorporated and Howard T. Smith.**
10.36	Form of July 2006 Stock Option Agreement under the GT Solar International, Inc. 2006 Stock Option Plan, as amended.**
10.37	Letter Agreement, dated October 13, 2006 by and between GT Solar Incorporated (formerly known as GT Equipment Technologies, Inc.) and Daniel Lyman.**
10.38	Commitment Letter, dated as of June 28, 2008, by and among the Registrant, Bank of America, N.A., Credit Suisse, Cayman Islands Branch, UBS Loan Finance LLC and Banc of America Securities LLC.**
10.39	Commitment Letter, dated as of June 28, 2008, by and among the Registrant, Bank of America, N.A., Credit Suisse, Cayman Islands Branch and Banc of America Securities LLC.**
10.40	Amended and Restated Registration Rights Agreement, dated as of July 1, 2008, among the Registrant and the persons on the signature page thereto.**
10.41	Form of Director Restricted Stock Unit Agreement.
10.42	Form of Director Proprietary Rights and Confidentiality Agreement.
10.43
Employee, Non-Competition, Non-Disclosure, Proprietary Information and Patent and Invention Assignment Agreement, dated as of January 7, 2008, by and between GT Solar Incorporated and Robert W. Woodbury, Jr.
21.1	Subsidiaries of the Registrant.**
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1*).
24.1	Power of Attorney (included in signature page to Amendment No. 2).**
24.2	Power of Attorney—J. Michal Conaway.**
24.3	Power of Attorney—Fusen E. Chen.**
24.4	Power of Attorney—Richard E. Johnson.**

*
To be filed by amendment.
**
Previously filed.
+
Certain confidential portions have been omitted pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX